Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $46.4 Million, or $1.34 Per Diluted Share, for Fourth Quarter 2024;
Declares Quarterly Cash Dividend of $0.48 Per Share

Walla Walla, WA - January 22, 2025 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $46.4 million, or $1.34 per diluted share, for the fourth quarter of 2024, compared to $45.2 million, or $1.30 per diluted share, for the preceding quarter and $42.6 million, or $1.24 per diluted share, for the fourth quarter of 2023. Net interest income was $140.5 million in the fourth quarter of 2024, compared to $135.7 million in the preceding quarter and $138.4 million in the fourth quarter a year ago. The increase in net interest income compared to the preceding quarter reflects a decrease in funding costs and an increase in interest-earning assets, partially offset by a decrease in yields on interest earning assets. The increase in net interest income compared to the prior year quarter reflects an increase in both the yield and average balance of interest earning assets, partially offset by an increase in funding costs. Fourth quarter 2024 results included a $3.0 million provision for credit losses, up from $1.7 million in the preceding quarter and $2.5 million in the fourth quarter of 2023.
Net income was $168.9 million, or $4.88 per diluted share, for the year ended December 31, 2024, compared to $183.6 million, or $5.33 per diluted share, for the year ended December 31, 2023. Net interest income for the year ended December 31, 2024 decreased to $541.7 million from $576.0 million for the year ended December 31, 2023, primarily due to the rise of deposit costs of $99.3 million, partially offset by a $77.7 million increase in interest income on loans. Results for the year ended December 31, 2024 included a $7.6 million provision for credit losses, a $5.2 million net loss on the sale of securities and a $1.0 million net decrease in the valuation of financial instruments carried at fair value, compared to a $10.8 million provision for credit losses, a $19.2 million net loss on the sale of securities and a $4.2 million net decrease in the valuation of financial instruments carried at fair value during the same period in 2023.

Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.48 per share payable February 14, 2025, to common shareholders of record on February 4, 2025.
“Banner’s fourth quarter financial performance reflects the continued successful execution of our super community bank strategy, which emphasizes growing new client relationships, maintaining our core funding position, promoting client loyalty and advocacy through our responsive service model, and sustaining a moderate risk profile,” said Mark Grescovich, President and CEO. “Our earnings for the fourth quarter of 2024 benefited from our solid year over year loan growth as well as margin expansion during the fourth quarter as a result of lower funding costs. This benefit was partially offset by the declining interest rate environment and its effect on loan yields. Additionally, Banner’s credit metrics continue to be strong, our reserve for loan losses remained solid, and our capital base continues to be robust. We continue to benefit from a strong core deposit base that has been resilient in a highly competitive environment, with core deposits representing 89% of total deposits at quarter end. Banner has upheld its core values for the past 134 years, which are to do the right thing for our clients, communities, colleagues, company and shareholders; and to provide consistent and reliable strength through all economic cycles and change events.”
At December 31, 2024, Banner, on a consolidated basis, had $16.20 billion in assets, $11.20 billion in net loans and $13.51 billion in deposits. Banner operates 135 full-service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - Fourth Quarter 2024 Results
January 22, 2025

Fourth Quarter 2024 Highlights
•Revenue was $160.6 million for the fourth quarter of 2024, compared to $153.7 million in the preceding quarter and $152.5 million in the fourth quarter a year ago.
•Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $160.1 million in the fourth quarter of 2024, compared to $153.7 million in the preceding quarter and $157.1 million in the fourth quarter a year ago.
•Net interest income was $140.5 million in the fourth quarter of 2024, compared to $135.7 million in the preceding quarter and $138.4 million in the fourth quarter a year ago.
•Net interest margin, on a tax equivalent basis, was 3.82%, compared to 3.72% in the preceding quarter and 3.83% in the fourth quarter a year ago.
•Mortgage banking operations revenue was $3.7 million for the fourth quarter of 2024, compared to $3.2 million in the preceding quarter and $5.4 million in the fourth quarter a year ago.
•Return on average assets was 1.15%, compared to 1.13% in the preceding quarter and 1.09% in the fourth quarter a year ago.
•Net loans receivable increased 1% to $11.20 billion at December 31, 2024, compared to $11.07 billion at September 30, 2024, and increased 5% compared to $10.66 billion at December 31, 2023.
•Non-performing assets were $39.6 million, or 0.24% of total assets, at December 31, 2024, compared to $45.2 million, or 0.28% of total assets, at September 30, 2024 and $30.1 million, or 0.19% of total assets, at December 31, 2023.
•The allowance for credit losses - loans was $155.5 million, or 1.37% of total loans receivable, as of December 31, 2024, compared to $154.6 million, or 1.38% of total loans receivable, as of September 30, 2024 and $149.6 million, or 1.38% of total loans receivable, as of December 31, 2023.
•Total deposits were $13.51 billion at December 31, 2024, compared to $13.54 billion at September 30, 2024, and $13.03 billion at December 31, 2023.
•Core deposits represented 89% of total deposits at December 31, 2024.
•Dividends paid to shareholders were $0.48 per share in the quarter ended December 31, 2024.
•Common shareholders’ equity per share decreased 1% to $51.49 at December 31, 2024, compared to $52.06 at the preceding quarter end, and increased 7% from $48.12 at December 31, 2023.
•Tangible common shareholders’ equity per share* decreased 1% to $40.57 at December 31, 2024, compared to $41.12 at the preceding quarter end, and increased 9% from $37.09 at December 31, 2023.

*Non-GAAP (Generally Accepted Accounting Principles) financial measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $140.5 million in the fourth quarter of 2024, compared to $135.7 million in the preceding quarter and $138.4 million in the fourth quarter a year ago. Net interest margin on a tax equivalent basis increased ten basis points to 3.82% for the fourth quarter of 2024, compared to 3.72% in the preceding quarter, and decreased compared to 3.83% in the fourth quarter a year ago. Net interest margin for the current quarter, compared to the preceding quarter, benefited from decreased funding costs, partially offset by lower yields on interest earning assets, primarily due to decreases in the targeted federal funds rate in the third and fourth quarters of 2024.
Average yields on interest-earning assets decreased two basis points to 5.31% for the fourth quarter of 2024, compared to 5.33% for the preceding quarter, and increased compared to 5.06% in the fourth quarter a year ago. On September 18, 2024, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System lowered the target range for the federal funds rate 50 basis points, followed by a 25 basis-point decrease on November 7, 2024 and another 25 basis-point decrease on December 18, 2024, resulting in a target range of 4.25% to 4.50% at December 31, 2024. Average loan yields decreased two basis points to 6.02%, compared to 6.04% in the preceding quarter, and increased compared to 5.77% in the fourth quarter a year ago. The decrease in average loan yields during the current quarter primarily reflects the decrease in interest rates, partially offset by the benefits of a balance sheet hedge that matured during the quarter.
Total deposit costs decreased eight basis points to 1.53% in the fourth quarter of 2024, compared to 1.61% in the preceding quarter, and increased compared to 1.18% in the fourth quarter a year ago. The decrease in deposit costs in the current quarter was primarily due to a decrease in interest rates, partially offset by an increase in the average balance of interest-bearing deposits. The average rate paid on borrowings decreased 51 basis points to 4.57% in the fourth quarter of 2024, compared to 5.08% in the preceding quarter, and decreased compared to 4.77% in the fourth quarter a year ago due to lower wholesale borrowings in the current quarter. The total cost of funding liabilities decreased 13 basis points to 1.60% in the fourth quarter of 2024, compared to 1.73% in the preceding quarter, and increased compared to 1.31% in the fourth quarter a year ago.
A $3.0 million provision for credit losses was recorded in the current quarter (comprised of a $3.2 million provision for credit losses - loans, a $203,000 recapture of provision for credit losses - unfunded loan commitments and a $16,000 recapture of provision for credit losses - held-to-maturity debt securities). This compares to a $1.7 million provision for credit losses in the prior quarter (comprised of a $2.0 million provision for credit losses - loans, a $262,000 recapture of provision for credit losses - unfunded loan commitments and a $13,000 recapture of provision for credit losses - held-to-maturity debt securities) and a $2.5 million provision for credit losses in the fourth quarter a year ago (comprised of a $3.8 million provision for credit losses - loans, a $526,000 recapture of provision for credit losses - unfunded loan commitments, a $750,000 recapture of provision for credit losses - available for sale securities and a $23,000 recapture of provision for credit losses - held-to-maturity debt securities). The provision for credit losses for the current quarter primarily reflected risk rating downgrades as well as growth in loan balances.

BANR - Fourth Quarter 2024 Results
January 22, 2025

Total non-interest income was $20.0 million in the fourth quarter of 2024, compared to $18.1 million in the preceding quarter and $14.1 million in the fourth quarter a year ago. The increase in non-interest income during the current quarter compared to the preceding quarter was primarily due to a $506,000 increase in mortgage banking operations revenue and a $1.1 million increase in miscellaneous income, primarily due to a gain recognized on the sale of a non-performing loan during the fourth quarter of 2024. The increase in non-interest income during the current quarter compared to the prior year quarter was primarily due to a $5.1 million decrease in the net loss recognized on the sale of securities. Total non-interest income was $66.9 million for the year ended December 31, 2024, compared to $44.4 million a year earlier related mostly to the losses on the sale of investment securities in 2023.
Mortgage banking operations revenue was $3.7 million in the fourth quarter of 2024, compared to $3.2 million in the preceding quarter and $5.4 million in the fourth quarter a year ago. While the volume of one- to four-family loans sold during the current quarter increased compared to both the preceding and prior year quarters, volumes remained low due to reduced refinancing and purchase activity in the current rate environment. The increase from the preceding quarter reflects a $508,000 gain related to the pooled loan sale of $34.8 million of one- to four-family loans during the fourth quarter of 2024. The decrease from the prior year quarter primarily reflects a $3.5 million reversal of the lower of cost or market adjustment on multifamily loans held for sale, recognized during the fourth quarter of 2023, partially offset by higher pricing and volumes of one- to four-family loans sold during the current quarter compared to the fourth quarter of 2023. The reversal was due to the transfer of all remaining multifamily loans held for sale to the held for investment loan portfolio during the same period. Home purchase activity accounted for 79% of one- to four-family mortgage loan originations in the fourth quarter of 2024, 88% in the preceding quarter and 92% in the fourth quarter of 2023.
Total non-interest expense was $99.5 million in the fourth quarter of 2024, compared to $96.3 million in the preceding quarter and $96.6 million in the fourth quarter of 2023. The increase in non-interest expense for the current quarter compared to the prior quarter reflects a $691,000 increase in salary and employee benefits, primarily resulting from increased incentive accruals, partially offset by decreased medical premiums expense, a $923,000 increase in professional and legal expenses, primarily due to increased consultant expenses, and a $550,000 increase in advertising and marketing expenses, primarily due to increases in printed media marketing and community development expenses. The increase in non-interest expense for the current quarter compared to the same quarter a year ago primarily reflects increases in salary and employee benefits and professional and legal expenses. For the year ended December 31, 2024, total non-interest expense was $391.5 million, compared to $382.5 million for the year ended December 31, 2023. Banner’s efficiency ratio was 61.95% for the fourth quarter of 2024, compared to 62.63% in the preceding quarter and 63.37% in the same quarter a year ago. Banner’s adjusted efficiency ratio, a non-GAAP financial measure, was 60.74% for the fourth quarter of 2024, compared to 61.27% in the preceding quarter and 60.04% in the year ago quarter. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.
Balance Sheet Review
Total assets increased to $16.20 billion at December 31, 2024, compared to $16.19 billion at September 30, 2024, and $15.67 billion at December 31, 2023. Securities and interest-bearing deposits held at other banks totaled $3.40 billion at December 31, 2024, compared to $3.50 billion at September 30, 2024 and $3.48 billion at December 31, 2023. The decrease compared to the prior quarter was primarily due to a decrease in securities - available for sale. The average effective duration of the securities portfolio was approximately 6.6 years at December 31, 2024, compared to 6.5 years at December 31, 2023.
Total loans receivable increased to $11.35 billion at December 31, 2024, compared to $11.22 billion at September 30, 2024, and $10.81 billion at December 31, 2023. Commercial real estate loans increased 2% to $3.86 billion at December 31, 2024, compared to $3.79 billion at September 30, 2024, and increased 6% compared to $3.64 billion at December 31, 2023. The increase in commercial real estate loans from September 30, 2024 and December 31, 2023 was primarily the result of new loan production and the conversion of commercial construction loans to the commercial real estate portfolio upon the completion of the construction phase. Commercial business loans increased 2% to $2.42 billion at December 31, 2024, compared to $2.37 billion at September 30, 2024 and increased 6% compared to $2.28 billion at December 31, 2023, primarily due to new loan production. One- to four-family residential loans increased 1% to $1.59 billion at December 31, 2024, compared to $1.58 billion at September 30, 2024, and increased 5% compared to $1.52 billion at December 31, 2023. The increase in one- to four-family residential loans was primarily the result of one- to four-family construction loans converting to one- to four-family portfolio loans upon the completion of the construction phase and new loan production. Multifamily real estate loans increased 1% to $894.4 million at December 31, 2024, compared to $889.9 million at September 30, 2024, and increased 10% compared to $811.2 million at December 31, 2023. The increase in multifamily real estate loans from September 30, 2024 and December 31, 2023 was primarily the result of the conversion of multifamily construction loans to the multifamily portfolio upon the completion of the construction phase.
Loans held for sale were $32.0 million at December 31, 2024, compared to $78.8 million at September 30, 2024 and $11.2 million at December 31, 2023. One- to four- family residential mortgage held for sale loans sold in the current quarter totaled $153.2 million, compared to $95.0 million in the preceding quarter and $65.6 million in the fourth quarter a year ago. The decrease in loans held for sale compared to the prior quarter was primarily the result of the pooled loan sale of $34.8 million of one- to four-family residential loans during the current quarter.
Total deposits were $13.51 billion at December 31, 2024, compared to $13.54 billion at September 30, 2024 and $13.03 billion a year ago. Core deposits decreased slightly to $12.01 billion at December 31, 2024, compared to $12.02 billion at September 30, 2024, and increased 4% compared to $11.55 billion at December 31, 2023. The increase in core deposits compared to the prior year quarter primarily reflects increases in interest-bearing transaction and savings accounts. Core deposits were 89% of total deposits at December 31, 2024, September 30, 2024 and December 31, 2023. Certificates of deposit decreased 1% to $1.50 billion at December 31, 2024, compared to $1.52 billion at September 30, 2024, and increased 2% compared to $1.48 billion a year earlier. The decrease in certificates of deposit during the current quarter compared to the preceding quarter was primarily the result of clients moving funds from certificates of deposits to interest-bearing transaction and savings accounts. The increase in certificates of deposit during the current quarter compared to the fourth quarter a year ago was principally due to clients seeking higher yields moving funds from core deposit accounts to higher yielding certificates of deposit, partially offset by a $57.7 million decrease in brokered deposits.

BANR - Fourth Quarter 2024 Results
January 22, 2025

FHLB advances were $290.0 million at December 31, 2024, compared to $230.0 million at September 30, 2024 and $323.0 million a year ago. At December 31, 2024, off-balance sheet liquidity included additional borrowing capacity of $2.95 billion at the FHLB and $1.52 billion at the Federal Reserve as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
At December 31, 2024, total common shareholders’ equity was $1.77 billion or 10.95% of total assets, compared to $1.79 billion or 11.08% of total assets at September 30, 2024, and $1.65 billion or 10.55% of total assets at December 31, 2023. The decrease in total common shareholders’ equity at December 31, 2024 compared to September 30, 2024 was due to an increase in accumulated other comprehensive loss of $51.7 million as the result of a decrease in the fair value of the security portfolio, partially offset by a $29.6 million increase in retained earnings as a result of $46.4 million in net income, partially offset by the accrual of $16.8 million of cash dividends during the fourth quarter of 2024. At December 31, 2024, tangible common shareholders’ equity, a non-GAAP financial measure, was $1.40 billion, or 8.84% of tangible assets, compared to $1.42 billion, or 8.96% of tangible assets, at September 30, 2024, and $1.27 billion, or 8.33% of tangible assets, a year ago. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.
Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At December 31, 2024, Banner’s estimated common equity Tier 1 capital ratio was 12.44%, its estimated Tier 1 leverage capital to average assets ratio was 11.05%, and its estimated total capital to risk-weighted assets ratio was 15.04%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $155.5 million, or 1.37% of total loans receivable and 421% of non-performing loans, at December 31, 2024, compared to $154.6 million, or 1.38% of total loans receivable and 359% of non-performing loans, at September 30, 2024, and $149.6 million, or 1.38% of total loans receivable and 506% of non-performing loans, at December 31, 2023. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $13.6 million at December 31, 2024, compared to $13.8 million at September 30, 2024, and $14.5 million at December 31, 2023. Net loan charge-offs totaled $2.3 million in the fourth quarter of 2024, compared to $230,000 in the preceding quarter and $1.1 million in the fourth quarter a year ago. Non-performing loans were $37.0 million at December 31, 2024, compared to $43.0 million at September 30, 2024, and $29.6 million a year ago.
An increase in adversely classified loans, offset in part by payoffs and paydowns, resulted in total substandard loans of $192.5 million as of December 31, 2024. This compares to $150.1 million as of September 30, 2024 and $125.4 million a year ago.
Total non-performing assets were $39.6 million, or 0.24% of total assets, at December 31, 2024, compared to $45.2 million, or 0.28% of total assets, at September 30, 2024, and $30.1 million, or 0.19% of total assets, a year ago.
Conference Call
Banner will host a conference call on Thursday January 23, 2025, at 8:00 a.m. PST, to discuss its fourth quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 347551 to participate in the call. A replay of the call will be available at www.bannerbank.com.
About the Company
Banner Corporation is a $16.20 billion bank holding company operating a commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - Fourth Quarter 2024 Results
January 22, 2025

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
Factors that could cause Banner’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: (1) adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a recession or slowed economic growth, or increased political instability due to acts of war; (2) changes in the interest rate environment, including increases or decreases in the Board of Governors of the Federal Reserve System (the “Federal Reserve”) benchmark rate and duration at which such interest rate levels are maintained, which could affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; (3) the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; (4) the effects of any federal government shutdown; (5) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (6) expectations regarding key growth initiatives and strategic priorities; (7) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (8) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (9) competitive pressures among depository institutions, including repricing and competitors’ pricing initiatives, and their impact on Banner's market position, loan, and deposit products; (10) the effect of inflation on interest rate movements and their impact on client behavior and net interest margin; (11) fluctuations in real estate values; (12) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (13) the ability to access cost-effective funding; (14) disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; (15) changes in financial markets; (16) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (17) the costs, effects and outcomes of litigation; (18) legislation or regulatory changes, including but not limited to changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (19) the potential imposition of new tariffs or changes to existing trade policies that could affect economic activity or specific industry sectors including, but not limited to, our agriculture based lending; (20) changes in accounting principles, policies or guidelines; (21) future acquisitions by Banner of other depository institutions or lines of business, and associated risks of goodwill impairment due to changes in Banner’s business or market conditions; (22) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (23) environmental, social and governance goals and targets; (24) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (25) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - Fourth Quarter 2024 Results
January 22, 2025

RESULTS OF OPERATIONS	Quarters Ended			Year Ended
(in thousands except shares and per share data)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
INTEREST INCOME:
Loans receivable	$169,586	$168,338	$154,532	$655,590	$577,891
Mortgage-backed securities	16,086	16,357	17,398	66,085	72,352
Securities and cash equivalents	10,764	11,146	11,808	44,428	51,329
Total interest income	196,436	195,841	183,738	766,103	701,572
INTEREST EXPENSE:
Deposits	52,217	53,785	39,342	199,465	100,126
Federal Home Loan Bank (FHLB) advances	85	2,263	1,870	8,941	10,524
Other borrowings	817	1,147	1,125	4,299	3,376
Subordinated debt	2,781	2,971	2,992	11,682	11,541
Total interest expense	55,900	60,166	45,329	224,387	125,567
Net interest income	140,536	135,675	138,409	541,716	576,005
PROVISION FOR CREDIT LOSSES	3,000	1,692	2,522	7,581	10,789
Net interest income after provision for credit losses	137,536	133,983	135,887	534,135	565,216
NON-INTEREST INCOME:
Deposit fees and other service charges	11,018	10,741	9,560	43,371	41,638
Mortgage banking operations	3,686	3,180	5,391	12,207	11,817
Bank-owned life insurance	2,144	2,445	2,609	9,193	9,245
Miscellaneous	2,751	1,658	1,159	8,289	5,169
	19,599	18,024	18,719	73,060	67,869
Net gain (loss) on sale of securities	275	—	(4,806)	(5,190)	(19,242)
Net change in valuation of financial instruments carried at fair value	161	39	139	(982)	(4,218)
Total non-interest income	20,035	18,063	14,052	66,888	44,409
NON-INTEREST EXPENSE:
Salary and employee benefits	62,523	61,832	60,111	250,555	244,563
Less capitalized loan origination costs	(4,188)	(4,354)	(3,871)	(16,857)	(16,257)
Occupancy and equipment	12,141	12,040	12,200	48,771	47,886
Information and computer data services	7,471	7,134	7,098	29,165	28,445
Payment and card processing services	5,771	5,346	6,088	22,518	20,547
Professional and legal expenses	3,025	2,102	2,267	7,858	9,830
Advertising and marketing	1,711	1,161	1,686	5,149	4,794
Deposit insurance	2,857	2,874	2,926	11,398	10,529
State and municipal business and use taxes	1,518	1,432	1,372	5,648	5,260
Real estate operations, net	113	103	47	293	(538)
Amortization of core deposit intangibles	589	590	858	2,626	3,756
Miscellaneous	5,947	6,031	5,839	24,414	23,723
Total non-interest expense	99,478	96,291	96,621	391,538	382,538
Income before provision for income taxes	58,093	55,755	53,318	209,485	227,087
PROVISION FOR INCOME TAXES	11,702	10,602	10,694	40,587	43,463
NET INCOME	$46,391	$45,153	$42,624	$168,898	$183,624
Earnings per common share:
Basic	$1.34	$1.31	$1.24	$4.90	$5.35
Diluted	$1.34	$1.30	$1.24	$4.88	$5.33
Cumulative dividends declared per common share	$0.48	$0.48	$0.48	$1.92	$1.92
Weighted average number of common shares outstanding:
Basic	34,501,016	34,498,830	34,381,780	34,470,057	34,344,142
Diluted	34,743,024	34,650,322	34,472,155	34,628,710	34,450,412
Increase in common shares outstanding	3,144	936	2,420	111,463	154,351

BANR - Fourth Quarter 2024 Results
January 22, 2025

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$203,402	$226,568	$209,634	(10)%	(3)%
Interest-bearing deposits	298,456	252,227	44,830	18%	566%
Total cash and cash equivalents	501,858	478,795	254,464	5%	97%
Securities - available for sale, amortized cost $2,460,262, $2,523,968, and $2,729,980, respectively	2,104,511	2,237,939	2,373,783	(6)%	(11)%
Securities - held to maturity, fair value $825,528, $879,278, and $907,514, respectively	1,001,564	1,013,903	1,059,055	(1)%	(5)%
Total securities	3,106,075	3,251,842	3,432,838	(4)%	(10)%
FHLB stock	22,451	19,751	24,028	14%	(7)%
Loans held for sale	32,021	78,841	11,170	(59)%	187%
Loans receivable	11,354,656	11,224,606	10,810,455	1%	5%
Allowance for credit losses – loans	(155,521)	(154,585)	(149,643)	1%	4%
Net loans receivable	11,199,135	11,070,021	10,660,812	1%	5%
Accrued interest receivable	60,885	66,981	63,100	(9)%	(4)%
Property and equipment, net	124,589	125,256	132,231	(1)%	(6)%
Goodwill	373,121	373,121	373,121	—%	—%
Other intangibles, net	3,058	3,647	5,684	(16)%	(46)%
Bank-owned life insurance	312,549	310,400	304,366	1%	3%
Operating lease right-of-use assets	39,998	38,192	43,731	5%	(9)%
Other assets	424,297	371,829	364,846	14%	16%
Total assets	$16,200,037	$16,188,676	$15,670,391	—%	3%
LIABILITIES
Deposits:
Non-interest-bearing	$4,591,543	$4,688,244	$4,792,369	(2)%	(4)%
Interest-bearing transaction and savings accounts	7,423,183	7,328,051	6,759,661	1%	10%
Interest-bearing certificates	1,499,672	1,521,853	1,477,467	(1)%	2%
Total deposits	13,514,398	13,538,148	13,029,497	—%	4%
Advances from FHLB	290,000	230,000	323,000	26%	(10)%
Other borrowings	125,257	154,533	182,877	(19)%	(32)%
Subordinated notes, net	80,278	80,170	92,851	—%	(14)%
Junior subordinated debentures at fair value	67,477	66,257	66,413	2%	2%
Operating lease liabilities	43,472	42,318	48,659	3%	(11)%
Accrued expenses and other liabilities	258,070	237,128	228,428	9%	13%
Deferred compensation	46,759	46,401	45,975	1%	2%
Total liabilities	14,425,711	14,394,955	14,017,700	—%	3%
SHAREHOLDERS’ EQUITY
Common stock	1,307,509	1,304,792	1,299,651	—%	1%
Retained earnings	744,091	714,472	642,175	4%	16%
Accumulated other comprehensive loss	(277,274)	(225,543)	(289,135)	23%	(4)%
Total shareholders’ equity	1,774,326	1,793,721	1,652,691	(1)%	7%
Total liabilities and shareholders’ equity	$16,200,037	$16,188,676	$15,670,391	—%	3%
Common Shares Issued:
Shares outstanding at end of period	34,459,832	34,456,688	34,348,369
Common shareholders’ equity per share (1)	$51.49	$52.06	$48.12
Common shareholders’ tangible equity per share (1) (2)	$40.57	$41.12	$37.09
Common shareholders’ equity to total assets	10.95%	11.08%	10.55%
Common shareholders’ tangible equity to tangible assets (2)	8.84%	8.96%	8.33%
Consolidated Tier 1 leverage capital ratio	11.05%	10.91%	10.56%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2024 Results
January 22, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOANS				Percentage Change
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Prior Qtr	Prior Yr Qtr
Commercial real estate (CRE):
Owner-occupied	$1,027,426	$990,516	$915,897	4%	12%
Investment properties	1,623,672	1,583,863	1,541,344	3%	5%
Small balance CRE	1,213,792	1,218,822	1,178,500	—%	3%
Multifamily real estate	894,425	889,866	811,232	1%	10%
Construction, land and land development:
Commercial construction	122,362	124,051	170,011	(1)%	(28)%
Multifamily construction	513,706	524,108	503,993	(2)%	2%
One- to four-family construction	514,220	507,350	526,432	1%	(2)%
Land and land development	369,663	370,690	336,639	—%	10%
Commercial business:
Commercial business	1,318,333	1,281,615	1,255,734	3%	5%
Small business scored	1,104,117	1,087,714	1,022,154	2%	8%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	340,280	346,686	331,089	(2)%	3%
One- to four-family residential	1,591,260	1,575,164	1,518,046	1%	5%
Consumer:
Consumer—home equity revolving lines of credit	625,680	622,615	588,703	—%	6%
Consumer—other	95,720	101,546	110,681	(6)%	(14)%
Total loans receivable	$11,354,656	$11,224,606	$10,810,455	1%	5%
Loans 30 - 89 days past due and on accrual	$26,824	$13,030	$19,744
Total delinquent loans (including loans on non-accrual), net	$55,432	$44,656	$43,164
Total delinquent loans / Total loans receivable	0.49%	0.40%	0.40%

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Dec 31, 2024		Sep 30, 2024	Dec 31, 2023	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount
Washington	$5,245,886	46%	$5,203,637	$5,095,602	1%	3%
California	2,861,435	25%	2,796,965	2,670,923	2%	7%
Oregon	2,113,229	19%	2,108,229	1,974,001	—%	7%
Idaho	665,158	6%	652,148	610,064	2%	9%
Utah	82,459	1%	85,316	68,931	(3)%	20%
Other	386,489	3%	378,311	390,934	2%	(1)%
Total loans receivable	$11,354,656	100%	$11,224,606	$10,810,455	1%	5%

BANR - Fourth Quarter 2024 Results
January 22, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Commercial real estate	$124,554	$114,372	$76,277	$408,546	$309,022
Multifamily real estate	3,120	314	5,360	6,593	57,046
Construction and land	303,345	472,506	382,905	1,759,799	1,541,383
Commercial business	250,515	179,871	166,984	752,269	585,047
Agricultural business	17,177	5,877	15,058	79,715	84,072
One-to four-family residential	29,531	24,488	37,446	106,085	167,951
Consumer	73,791	96,137	57,427	356,543	300,913
Total loan originations (excluding loans held for sale)	$802,033	$893,565	$741,457	$3,469,550	$3,045,434

BANR - Fourth Quarter 2024 Results
January 22, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES – LOANS	Quarters Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Balance, beginning of period	$154,585	$152,848	$146,960	$149,643	$141,465
Provision for credit losses – loans	3,219	1,967	3,821	8,563	11,097
Recoveries of loans previously charged off:
Commercial real estate	1,215	65	129	2,767	557
Construction and land	—	—	—	—	29
One- to four-family real estate	124	14	18	171	230
Commercial business	245	613	237	1,963	1,283
Agricultural business, including secured by farmland	2	1	16	304	146
Consumer	164	41	131	476	543
	1,750	734	531	5,681	2,788
Loans charged off:
Commercial real estate	(4)	—	—	(351)	—
Construction and land	(5)	(145)	(933)	(150)	(1,089)
One- to four-family real estate	—	—	(8)	—	(42)
Commercial business	(3,595)	(414)	(310)	(5,955)	(2,650)
Agricultural business, including secured by farmland	—	—	—	—	(564)
Consumer	(429)	(405)	(418)	(1,910)	(1,362)
	(4,033)	(964)	(1,669)	(8,366)	(5,707)
Net charge-offs	(2,283)	(230)	(1,138)	(2,685)	(2,919)
Balance, end of period	$155,521	$154,585	$149,643	$155,521	$149,643
Net charge-offs / Average loans receivable	(0.020)%	(0.002)%	(0.011)%	(0.024)%	(0.028)%

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES – LOANS	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Commercial real estate	$40,830	$40,040	$44,384
Multifamily real estate	10,308	10,233	9,326
Construction and land	29,038	28,322	28,095
One- to four-family real estate	20,807	20,463	19,271
Commercial business	38,611	39,779	35,464
Agricultural business, including secured by farmland	5,727	5,340	3,865
Consumer	10,200	10,408	9,238
Total allowance for credit losses – loans	$155,521	$154,585	$149,643
Allowance for credit losses - loans / Total loans receivable	1.37%	1.38%	1.38%
Allowance for credit losses - loans / Non-performing loans	421%	359%	506%

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS	Quarters Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Balance, beginning of period	$13,765	$14,027	$15,010	$14,484	$14,721
Recapture of provision for credit losses - unfunded loan commitments	(203)	(262)	(526)	(922)	(237)
Balance, end of period	$13,562	$13,765	$14,484	$13,562	$14,484

BANR - Fourth Quarter 2024 Results
January 22, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

NON-PERFORMING ASSETS	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Loans on non-accrual status:
Secured by real estate:
Commercial	$2,186	$2,127	$2,677
Construction and land	3,963	4,286	3,105
One- to four-family	10,016	9,592	5,702
Commercial business	7,067	10,705	9,002
Agricultural business, including secured by farmland	8,485	7,703	3,167
Consumer	4,835	4,636	3,204
	36,552	39,049	26,857
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	—	2,258	—
Construction and land	—	380	1,138
One- to four-family	369	961	1,205
Commercial business	—	—	1
Consumer	35	359	401
	404	3,958	2,745
Total non-performing loans	36,956	43,007	29,602
REO	2,367	2,221	526
Other repossessed assets	300	—	—
Total non-performing assets	$39,623	$45,228	$30,128
Total non-performing assets to total assets	0.24%	0.28%	0.19%

LOANS BY CREDIT RISK RATING	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Pass	$11,118,744	$11,022,014	$10,671,281
Special Mention	43,451	52,497	13,732
Substandard	192,461	150,095	125,442
Total	$11,354,656	$11,224,606	$10,810,455

BANR - Fourth Quarter 2024 Results
January 22, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$4,591,543	$4,688,244	$4,792,369	(2)%	(4)%
Interest-bearing checking	2,393,864	2,344,561	2,098,526	2%	14%
Regular savings accounts	3,478,423	3,339,859	2,980,530	4%	17%
Money market accounts	1,550,896	1,643,631	1,680,605	(6)%	(8)%
Total interest-bearing transaction and savings accounts	7,423,183	7,328,051	6,759,661	1%	10%
Total core deposits	12,014,726	12,016,295	11,552,030	—%	4%
Interest-bearing certificates	1,499,672	1,521,853	1,477,467	(1)%	2%
Total deposits	$13,514,398	$13,538,148	$13,029,497	—%	4%

GEOGRAPHIC CONCENTRATION OF DEPOSITS	Dec 31, 2024		Sep 30, 2024	Dec 31, 2023	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,441,413	55%	$7,413,414	$7,247,392	—%	3%
Oregon	2,981,327	22%	2,997,843	2,852,677	(1)%	5%
California	2,392,573	18%	2,423,295	2,269,557	(1)%	5%
Idaho	699,085	5%	703,596	659,871	(1)%	6%
Total deposits	$13,514,398	100%	$13,538,148	$13,029,497	—%	4%

INCLUDED IN TOTAL DEPOSITS	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Public non-interest-bearing accounts	$165,667	$141,541	$146,916
Public interest-bearing transaction & savings accounts	248,746	246,332	209,699
Public interest-bearing certificates	25,423	28,144	52,048
Total public deposits	$439,836	$416,017	$408,663
Collateralized public deposits	$336,376	$317,960	$305,306
Total brokered deposits	$50,346	$50,333	$108,058

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Number of deposit accounts	460,004	459,127	463,750
Average account balance per account	$30	$30	$29

BANR - Fourth Quarter 2024 Results
January 22, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF DECEMBER 31, 2024	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$2,024,046	15.04%	$1,076,652	8.00%	$1,345,814	10.00%
Tier 1 capital to risk-weighted assets	1,760,065	13.08%	807,489	6.00%	807,489	6.00%
Tier 1 leverage capital to average assets	1,760,065	11.05%	636,913	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,673,565	12.44%	605,616	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,890,438	14.03%	1,077,725	8.00%	1,347,157	10.00%
Tier 1 capital to risk-weighted assets	1,726,457	12.82%	808,294	6.00%	1,077,725	8.00%
Tier 1 leverage capital to average assets	1,726,457	10.83%	637,392	4.00%	796,740	5.00%
Common equity tier 1 capital to risk-weighted assets	1,726,457	12.82%	606,221	4.50%	875,652	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - Fourth Quarter 2024 Results
January 22, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Dec 31, 2024			Sep 30, 2024			Dec 31, 2023
	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)
Interest-earning assets:
Held for sale loans	$61,585	$1,049	6.78%	$26,954	$453	6.69%	$31,148	$447	5.69%
Mortgage loans	9,267,076	136,831	5.87%	9,207,468	135,497	5.85%	8,770,029	123,382	5.58%
Commercial/agricultural loans	1,900,337	31,873	6.67%	1,879,215	32,547	6.89%	1,822,069	30,447	6.63%
Consumer and other loans	124,726	2,078	6.63%	128,548	2,154	6.67%	138,049	2,237	6.43%
Total loans (1)	11,353,724	171,831	6.02%	11,242,185	170,651	6.04%	10,761,295	156,513	5.77%
Mortgage-backed securities	2,576,908	16,228	2.51%	2,623,399	16,498	2.50%	2,798,647	17,541	2.49%
Other securities	919,742	10,281	4.45%	943,310	11,120	4.69%	1,035,842	11,993	4.59%
Interest-bearing deposits with banks	107,404	1,043	3.86%	51,604	493	3.80%	45,286	506	4.43%
FHLB stock	9,887	316	12.71%	16,664	412	9.84%	15,326	215	5.57%
Total investment securities	3,613,941	27,868	3.07%	3,634,977	28,523	3.12%	3,895,101	30,255	3.08%
Total interest-earning assets	14,967,665	199,699	5.31%	14,877,162	199,174	5.33%	14,656,396	186,768	5.06%
Non-interest-earning assets	1,016,366			981,290			875,719
Total assets	$15,984,031			$15,858,452			$15,532,115
Deposits:
Interest-bearing checking accounts	$2,377,179	9,279	1.55%	$2,295,723	9,497	1.65%	$2,060,226	5,907	1.14%
Savings accounts	3,441,196	19,447	2.25%	3,268,647	19,299	2.35%	2,885,167	12,560	1.73%
Money market accounts	1,584,092	8,510	2.14%	1,611,543	9,184	2.27%	1,723,426	7,644	1.76%
Certificates of deposit	1,513,966	14,981	3.94%	1,540,637	15,805	4.08%	1,477,474	13,231	3.55%
Total interest-bearing deposits	8,916,433	52,217	2.33%	8,716,550	53,785	2.45%	8,146,293	39,342	1.92%
Non-interest-bearing deposits	4,640,557	—	—%	4,601,755	—	—%	5,036,523	—	—%
Total deposits	13,556,990	52,217	1.53%	13,318,305	53,785	1.61%	13,182,816	39,342	1.18%
Other interest-bearing liabilities:
FHLB advances	7,522	85	4.50%	161,413	2,263	5.58%	129,630	1,870	5.72%
Other borrowings	143,097	817	2.27%	159,439	1,147	2.86%	185,518	1,125	2.41%
Junior subordinated debentures and subordinated notes	169,678	2,781	6.52%	179,075	2,971	6.60%	182,678	2,992	6.50%
Total borrowings	320,297	3,683	4.57%	499,927	6,381	5.08%	497,826	5,987	4.77%
Total funding liabilities	13,877,287	55,900	1.60%	13,818,232	60,166	1.73%	13,680,642	45,329	1.31%
Other non-interest-bearing liabilities (2)	324,447			311,803			311,539
Total liabilities	14,201,734			14,130,035			13,992,181
Shareholders’ equity	1,782,297			1,728,417			1,539,934
Total liabilities and shareholders’ equity	$15,984,031			$15,858,452			$15,532,115
Net interest income/rate spread (tax equivalent)		$143,799	3.71%		$139,008	3.60%		$141,439	3.75%
Net interest margin (tax equivalent)			3.82%			3.72%			3.83%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,263)			(3,333)			(3,030)
Net interest income and margin, as reported		$140,536	3.74%		$135,675	3.63%		$138,409	3.75%
Additional Key Financial Ratios:
Return on average assets			1.15%			1.13%			1.09%
Adjusted return on average assets (4)			1.15%			1.13%			1.18%
Return on average equity			10.35%			10.39%			10.98%
Adjusted return on average equity (4)			10.28%			10.39%			11.89%
Average equity/average assets			11.15%			10.90%			9.91%
Average interest-earning assets/average interest-bearing liabilities			162.05%			161.42%			169.55%
Average interest-earning assets/average funding liabilities			107.86%			107.66%			107.13%
Non-interest income/average assets			0.50%			0.45%			0.36%
Non-interest expense/average assets			2.48%			2.42%			2.47%
Efficiency ratio			61.95%			62.63%			63.37%
Adjusted efficiency ratio (4)			60.74%			61.27%			60.04%

(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $2.2 million, $2.3 million and $2.0 million for the quarters ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.0 million for each of the quarters ended December 31, 2024, September 30, 2024 and December 31, 2023.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2024 Results
January 22, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Year Ended
	Dec 31, 2024			Dec 31, 2023
	Average Balance	Interest and Dividends	Yield/Cost (3)	Average Balance	Interest and Dividends	Yield/Cost (3)
Interest-earning assets:
Held for sale loans	$27,627	$1,875	6.79%	$49,106	$2,621	5.34%
Mortgage loans	9,094,276	526,842	5.79%	8,513,487	460,664	5.41%
Commercial/agricultural loans	1,871,024	127,028	6.79%	1,782,141	113,250	6.35%
Consumer and other loans	129,929	8,584	6.61%	138,196	8,715	6.31%
Total loans (1)	11,122,856	664,329	5.97%	10,482,930	585,250	5.58%
Mortgage-backed securities	2,650,010	66,652	2.52%	2,927,650	72,927	2.49%
Other securities	951,515	44,083	4.63%	1,173,637	52,148	4.44%
Interest-bearing deposits with banks	65,650	2,573	3.92%	46,815	2,200	4.70%
FHLB stock	16,658	1,302	7.82%	17,903	847	4.73%
Total investment securities	3,683,833	114,610	3.11%	4,166,005	128,122	3.08%
Total interest-earning assets	14,806,689	778,939	5.26%	14,648,935	713,372	4.87%
Non-interest-earning assets	967,122			917,018
Total assets	$15,773,811			$15,565,953
Deposits:
Interest-bearing checking accounts	$2,233,902	33,113	1.48%	$1,921,326	13,334	0.69%
Savings accounts	3,231,631	71,225	2.20%	2,674,936	27,739	1.04%
Money market accounts	1,632,092	35,206	2.16%	1,908,983	24,089	1.26%
Certificates of deposit	1,514,726	59,921	3.96%	1,209,261	34,964	2.89%
Total interest-bearing deposits	8,612,351	199,465	2.32%	7,714,506	100,126	1.30%
Non-interest-bearing deposits	4,647,100	—	—%	5,436,953	—	—%
Total deposits	13,259,451	199,465	1.50%	13,151,459	100,126	0.76%
Other interest-bearing liabilities:
FHLB advances	159,954	8,941	5.59%	196,819	10,524	5.35%
Other borrowings	164,613	4,299	2.61%	199,291	3,376	1.69%
Junior subordinated debentures and subordinated notes	177,361	11,682	6.59%	185,883	11,541	6.21%
Total borrowings	501,928	24,922	4.97%	581,993	25,441	4.37%
Total funding liabilities	13,761,379	224,387	1.63%	13,733,452	125,567	0.91%
Other non-interest-bearing liabilities (2)	308,667			295,098
Total liabilities	14,070,046			14,028,550
Shareholders’ equity	1,703,765			1,537,403
Total liabilities and shareholders’ equity	$15,773,811			$15,565,953
Net interest income/rate spread (tax equivalent)		$554,552	3.63%		$587,805	3.96%
Net interest margin (tax equivalent)			3.75%			4.01%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(12,836)			(11,800)
Net interest income and margin, as reported		$541,716	3.66%		$576,005	3.93%
Additional Key Financial Ratios:
Return on average assets			1.07%			1.18%
Adjusted return on average assets (4)			1.10%			1.30%
Return on average equity			9.91%			11.94%
Adjusted return on average equity (4)			10.19%			13.17%
Average equity/average assets			10.80%			9.88%
Average interest-earning assets/average interest-bearing liabilities			162.46%			176.57%
Average interest-earning assets/average funding liabilities			107.60%			106.67%
Non-interest income/average assets			0.42%			0.29%
Non-interest expense/average assets			2.48%			2.46%
Efficiency ratio			64.33%			61.66%
Adjusted efficiency ratio (4)			62.29%			57.89%

(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $8.7 million and $7.4 million for the years ended December 31, 2024 and 2023, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $4.1 million and $4.4 million for the years ended December 31, 2024 and 2023, respectively.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - Fourth Quarter 2024 Results
January 22, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this earnings release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets, and references to adjusted revenue, adjusted earnings, the adjusted return on average assets, the adjusted return on average equity and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net interest income (GAAP)	$140,536	$135,675	$138,409	$541,716	$576,005
Non-interest income (GAAP)	20,035	18,063	14,052	66,888	44,409
Total revenue (GAAP)	160,571	153,738	152,461	608,604	620,414
Exclude: Net (gain) loss on sale of securities	(275)	—	4,806	5,190	19,242
Net change in valuation of financial instruments carried at fair value	(161)	(39)	(139)	982	4,218
Adjusted revenue (non-GAAP)	$160,135	$153,699	$157,128	$614,776	$643,874

ADJUSTED EARNINGS	Quarters Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net income (GAAP)	$46,391	$45,153	$42,624	$168,898	$183,624
Exclude: Net (gain) loss on sale of securities	(275)	—	4,806	5,190	19,242
Net change in valuation of financial instruments carried at fair value	(161)	(39)	(139)	982	4,218
Banner Forward expenses (1)	—	—	—	—	1,334
Related net tax expense (benefit)	105	9	(1,121)	(1,481)	(5,951)
Total adjusted earnings (non-GAAP)	$46,060	$45,123	$46,170	$173,589	$202,467

Diluted earnings per share (GAAP)	$1.34	$1.30	$1.24	$4.88	$5.33
Diluted adjusted earnings per share (non-GAAP)	$1.33	$1.30	$1.34	$5.01	$5.88
Return on average assets	1.15%	1.13%	1.09%	1.07%	1.18%
Adjusted return on average assets (2)	1.15%	1.13%	1.18%	1.10%	1.30%
Return on average equity	10.35%	10.39%	10.98%	9.91%	11.94%
Adjusted return on average equity (3)	10.28%	10.39%	11.89%	10.19%	13.17%

(1)Included in miscellaneous expenses in results of operations.
(2)Adjusted earnings (non-GAAP) divided by average assets.
(3)Adjusted earnings (non-GAAP) divided by average equity.

BANR - Fourth Quarter 2024 Results
January 22, 2025

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Year Ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Non-interest expense (GAAP)	$99,478	$96,291	$96,621	$391,538	$382,538
Exclude: Banner Forward expenses (1)	—	—	—	—	(1,334)
CDI amortization	(589)	(590)	(858)	(2,626)	(3,756)
State/municipal tax expense	(1,518)	(1,432)	(1,372)	(5,648)	(5,260)
REO operations	(113)	(103)	(47)	(293)	538
Adjusted non-interest expense (non-GAAP)	$97,258	$94,166	$94,344	$382,971	$372,726

Net interest income (GAAP)	$140,536	$135,675	$138,409	$541,716	$576,005
Non-interest income (GAAP)	20,035	18,063	14,052	66,888	44,409
Total revenue (GAAP)	160,571	153,738	152,461	608,604	620,414
Exclude: Net (gain) loss on sale of securities	(275)	—	4,806	5,190	19,242
Net change in valuation of financial instruments carried at fair value	(161)	(39)	(139)	982	4,218
Adjusted revenue (non-GAAP)	$160,135	$153,699	$157,128	$614,776	$643,874

Efficiency ratio (GAAP)	61.95%	62.63%	63.37%	64.33%	61.66%
Adjusted efficiency ratio (non-GAAP) (2)	60.74%	61.27%	60.04%	62.29%	57.89%

(1)Included in miscellaneous expenses in results of operations.
(2)Adjusted non-interest expense (non-GAAP) divided by adjusted revenue.

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Shareholders’ equity (GAAP)	$1,774,326	$1,793,721	$1,652,691
Exclude goodwill and other intangible assets, net	376,179	376,768	378,805
Tangible common shareholders’ equity (non-GAAP)	$1,398,147	$1,416,953	$1,273,886

Total assets (GAAP)	$16,200,037	$16,188,676	$15,670,391
Exclude goodwill and other intangible assets, net	376,179	376,768	378,805
Total tangible assets (non-GAAP)	$15,823,858	$15,811,908	$15,291,586
Common shareholders’ equity to total assets (GAAP)	10.95%	11.08%	10.55%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	8.84%	8.96%	8.33%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Shareholders’ equity (GAAP)	$1,774,326	$1,793,721	$1,652,691
Tangible common shareholders’ equity (non-GAAP)	$1,398,147	$1,416,953	$1,273,886
Common shares outstanding at end of period	34,459,832	34,456,688	34,348,369
Common shareholders’ equity (book value) per share (GAAP)	$51.49	$52.06	$48.12
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$40.57	$41.12	$37.09